Filed Pursuant to Rule 433

Registration No. 333-277211

September 17, 2024

FREE WRITING PROSPECTUS

(To Product Supplement No. 2 dated May 8, 2024,

Equity Index Underlying Supplement dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and Prospectus dated February 21, 2024)

HSBC USA Inc.
Market Linked Securities—Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

☐	Linked to the Nasdaq-100 Index® (the “Index”)
☐	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the closing level of the Index on the relevant call date.
☐	Automatic Call. If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called for the face amount plus the call premium applicable to that call date. The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of at least approximately 8.40% per annum (to be determined on the pricing date)
		Call Date	Call Premium*
		September 30, 2025	At least 8.40% of the face amount
		December 30, 2025	At least 10.50% of the face amount
		March 30, 2026	At least 12.60% of the face amount
		June 30, 2026	At least 14.70% of the face amount
		September 30, 2026	At least 16.80% of the face amount
		December 30, 2026	At least 18.90% of the face amount
		March 30, 2027	At least 21.00% of the face amount
		June 30, 2027	At least 23.10% of the face amount
		September 30, 2027	At least 25.20% of the face amount
		December 30, 2027	At least 27.30% of the face amount
		March 30, 2028	At least 29.40% of the face amount
		June 30, 2028	At least 31.50% of the face amount
		September 25, 2028 (the “final calculation day”)	At least 33.60% of the face amount
* The actual call premium applicable to each call date will be determined on the pricing date
☐	Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be equal to or less than the face amount depending on the closing level of the Index on the final calculation day as follows:
	☐	If the closing level of the Index on the final calculation day is less than the starting level, but not by more than 25%, you will receive the face amount of your securities
	☐	If the closing level of the Index on the final calculation day is less than the starting level by more than 25%, you will receive less than the face amount and have full downside exposure to the decrease in the level of the Index from the starting level, and lose more than 25%, and possibly all, of the face amount of your securities
☐	Investors may lose a significant portion or all of the face amount
☐	Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable fixed call premium
☐	All payments on the securities are subject to the credit risk of HSBC USA Inc. and you will have no ability to pursue the issuers of any securities included in the Index for payment; if HSBC USA Inc. defaults on its obligations, you could lose all or some of your investment
☐	No periodic interest payments or dividends
☐	No exchange listing; designed to be held to maturity or earlier automatic call

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, product supplement or underlying supplement. Any representation to the contrary is a criminal offense.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. You should refer to “Selected Risk Considerations” beginning on page FWP-8 of this document and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement, page PS-5 of the accompanying product supplement and page S-1 of the accompanying underlying supplement.

	Original Offering Price	Maximum Underwriting Discount (1)	Minimum Proceeds to HSBC
Per Security	$1,000.00	Up to $25.75	At least $974.25
Total	$	$	$

(1)	HSBC Securities (USA) Inc. will receive an underwriting discount of up to $25.75 per security, which it will pay to the agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), as a commission. The agent may resell the securities to other securities dealers at the original offering price less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. See “Terms of the Securities—Agent’s Commission and Other Fees” in this free writing prospectus and “Use of Proceeds and Hedging” in the prospectus supplement for information regarding how we may hedge our obligations under the securities.

The estimated initial value of the securities on the pricing date is expected to be between $922.50 and $962.50 per security, which is expected to be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” on page FWP-3 and “Selected Risk Considerations” beginning on page FWP-8 of this document for additional information.

HSBC Securities (USA) Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Terms of the Securities

Issuer:	HSBC USA Inc.
Market Measure:	The Nasdaq-100 Index® (Bloomberg ticker symbol “NDX”) (the “NDX”) (the “Index”)
Original Offering Price:	$1,000 per security
Face Amount:	The principal amount of $1,000 per security. References in this free writing prospectus to a “security” are to a security with a face amount of $1,000.
Pricing Date*:	September 25, 2024
Issue Date*:	September 30, 2024
Stated Maturity Date*:	September 28, 2028, subject to postponement. The securities are not subject to redemption at the option of HSBC or repayment at the option of any holder of the securities prior to maturity or automatic call.
Automatic Call:

If the closing level of the Index on any call date (including the final calculation day) is greater than or equal to the starting level, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates* and Call Premiums:

The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of at least approximately 8.40% per annum (to be determined on the pricing date).

The actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below.

	Call Date	Call Premium	Payment per Security upon an Automatic Call
	September 30, 2025	At least 8.40% of the face amount	At least $1,084.00
	December 30, 2025	At least 10.50% of the face amount	At least $1,105.00
	March 30, 2026	At least 12.60% of the face amount	At least $1,126.00
	June 30, 2026	At least 14.70% of the face amount	At least $1,147.00
	September 30, 2026	At least 16.80% of the face amount	At least $1,168.00
	December 30, 2026	At least 18.90% of the face amount	At least $1,189.00
	March 30, 2027	At least 21.00% of the face amount	At least $1,210.00
	June 30, 2027	At least 23.10% of the face amount	At least $1,231.00
	September 30, 2027	At least 25.20% of the face amount	At least $1,252.00
	December 30, 2027	At least 27.30% of the face amount	At least $1,273.00
	March 30, 2028	At least 29.40% of the face amount	At least $1,294.00
	June 30, 2028	At least 31.50% of the face amount	At least $1,315.00
	September 25, 2028	At least 33.60% of the face amount	At least $1,336.00

FWP-2

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

We refer to September 25, 2028 as the “final calculation day.”

The call dates are subject to postponement for non-trading days and the occurrence of a market disruption event. See “—Market Disruption Events and Postponement Provisions” below.

Call Settlement Date:	Three business days after the applicable call date (as each such call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the call settlement date for the last call date will be the stated maturity date.
Maturity Payment Amount:

If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars determined as follows:

•  if the ending level is less than the starting level but greater than or equal to the threshold level: $1,000; or

•  if the ending level is less than the threshold level:

$1,000 × performance factor

If the securities are not automatically called and the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index from the starting level and lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Performance Factor:	The ending level divided by the starting level (expressed as a percentage).
Threshold Level:	, which is equal to 75% of the starting level.
Starting Level:	, the closing level of the Index on the pricing date.
Ending Level:	The closing level of the Index on the final calculation day.
Closing Level:	As defined under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Market Disruption Events and Postponement Provisions:	Each call date (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the call dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date (including the final calculation day) is a “calculation day” and each call settlement date (including the stated maturity date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	HSBC Securities (USA) Inc.
Estimated Initial Value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Selected Risk Considerations — The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Pricing Date, Is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”
Material U.S. Tax Consequences:	For a discussion of the U.S. federal income and estate tax consequences of the ownership and disposition of the securities, see “U.S. Federal Income Tax Considerations” herein and “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.
Agent’s Commission and Other Fees:

HSBC Securities (USA) Inc. will receive an underwriting discount of up to $25.75 per security, which it will pay to the agent, Wells Fargo Securities, as a commission. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent

FWP-3

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	40447BH21 / US40447BH214

*To the extent that we make any change to the expected pricing date or expected issue date, the call dates, the stated maturity date and other dates may also be changed in our discretion to ensure that the term of the securities remains the same.

FWP-4

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Additional Information About HSBC USA Inc. and the Securities

This document relates to the offering of securities identified on the cover page. As a purchaser of a security, you will acquire an investment instrument linked to the Index. Although the offering relates to the Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, the product supplement No. 2 dated May 8, 2024 and the equity index underlying supplement dated February 21, 2024. If the terms of the securities offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page FWP-8 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the equity index underlying supplement, beginning on page PS-5 of the product supplement, and beginning on page S-1 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including the equity index underlying supplement, product supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the equity index underlying supplement, product supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the equity index underlying supplement, product supplement, prospectus supplement and prospectus if you request them by calling toll-free 1-866-811-8049.

References to “HSBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to HSBC USA Inc. and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product supplement dated May 8, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924058672/tm2413644d20_424b2.htm

•	Equity index underlying supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

•	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

•	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

FWP-5

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	believe that the closing level of the Index on one of the call dates will be greater than or equal to the starting level;
•	seek the potential for a fixed return if the Index has appreciated at all as of any of the call dates in lieu of full participation in any potential appreciation of the Index;
•	are willing to accept the risk that if the closing level of the Index on each of the call dates (including the final calculation day) is less than the starting level, they will not receive any positive return on their investment in the securities;
•	are willing to accept the risk that if the securities are not automatically called and the ending level is less than the starting level by more than 25%, they will be fully exposed to the decrease in the Index from the starting level and will lose more than 25%, and possibly all, of the face amount;
•	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;
•	are willing to forgo periodic interest payments on the securities and dividends on securities included in the Index; and
•	are willing to hold the securities until maturity or earlier automatic call.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity or earlier automatic call;
•	believe that the closing level of the Index on each of the call dates will be less than the starting level;
•	seek a security with a fixed term;
•	seek full return at maturity of the face amount of the securities;
•	are unwilling to accept the risk that, if the closing level of the Index on each of the call dates (including the final calculation day) is less than the starting level, they will not receive any positive return on their investment in the securities;
•	are unwilling to accept the risk that the securities are not automatically called and the closing level of the Index may decrease by more than 25% from the starting level to its ending level;
•	are unwilling to purchase securities with an estimated initial value as of the pricing date that is lower than the original offering price, and that may be as low as the lower estimated initial value set forth on the cover page;
•	seek current income;
•	are unwilling to accept the risk of exposure to the Index;
•	seek uncapped exposure to the upside performance of the Index beyond the applicable call premiums;
•	are unwilling to accept the credit risk of HSBC; or
•	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and “Risk Factors” in the accompanying underlying supplement, product supplement and prospectus supplement, for risks related to an investment in the securities. For more information about the Index, please see “The Index” below.

FWP-6

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on any call date will each be determined based on the closing level of the Index on the applicable call date as follows:

If the securities have not been automatically called, then on the stated maturity date, you will receive the maturity payment amount calculated as follows:

FWP-7

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” beginning on page PS-5 of the accompanying product supplement, S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 25%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at maturity. If the closing level of the Index is less than the starting level on each call date, the securities will not be automatically called, and you will receive a maturity payment amount that will be equal to or less, and possibly significantly less, than the face amount, depending on the ending level (i.e., the closing level of the Index on the final calculation day).

If the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the level of the Index from the starting level. The threshold level is 75% of the starting level. For example, if the Index on the final calculation day has declined by 25.1% from the starting level to its ending level, you will not receive any benefit of the contingent downside protection feature and you will lose 25.1% of the face amount. As a result, you will not receive any protection if the level of the Index on the final calculation day declines significantly and you may lose a significant portion, and possibly all, of the face amount at maturity. This is the case even if the level of the Index is greater than or equal to the starting level or the threshold level at certain other times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the return you would earn if you bought a traditional interest-bearing debt security of HSBC or another issuer with a similar credit rating with the same stated maturity date.

The Potential Return On The Securities Is Limited To The Call Premium.

The potential return on the securities is limited to the applicable call premium, regardless of the performance of the Index on the applicable call date. The Index may appreciate by significantly more than the percentage represented by the applicable call premium from the pricing date through the applicable call date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Index. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the earlier call dates, you will not receive the highest potential call premium.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

Higher Call Premiums Are Associated With Greater Risk.

The securities offer the potential to receive a call premium that reflects a per annum rate that is higher than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that the securities will not be automatically called and the risk that you may lose a significant portion, and possibly all, of the face amount per security at maturity. The volatility of the Index is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the level of an Index, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Index as of the pricing date may result in higher call premiums, but it also represents a greater expected likelihood as of the pricing date that the closing level of the Index will be less than the starting level on each call date such that the securities will not be automatically called for the applicable call premium, and that the closing level of the Index will be less than the threshold level on the final calculation day such that you will lose a significant portion, and possibly all, of the face amount per security at maturity. In general, the higher the call premiums relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that the securities will not be automatically called and that you will lose a significant portion, and possibly all, of the face amount per security at maturity.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities.

FWP-8

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

A call date (including the final calculation day), will be postponed if the applicable originally scheduled call date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that call date. If such a postponement occurs with respect to a call date other than the final calculation day, then the related call settlement date will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day, as postponed.

Risk Relating To The Credit Risk Of HSBC

The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

The estimated initial value of the securities will be calculated by us on the pricing date and is expected to be less than the original offering price. The estimated initial value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

The original offering price takes into account certain costs. These costs include the underwriting discount, our hedge counterparty’s projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

Assuming that all relevant factors remain constant after the issue date, the price at which HSBC Securities (USA) Inc. or the agent may initially buy or sell the securities in the secondary market, if any, and the value used for customer account statements, if any, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately four months after the issue date. This temporary price difference may exist because, in its discretion, HSBC Securities (USA) Inc. or the agent may elect to effectively reimburse to investors a portion of the estimated hedging cost and other costs in connection with the securities that will no longer be incurred over the term of the securities. This discretionary election will be made, and the temporary reimbursement period will be determined, on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of the estimated costs which may be effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and such reimbursement may be discontinued at any time, or the duration of the reimbursement period may be shortened after the issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

FWP-9

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity or automatic call will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: performance of the Index; volatility of the Index; economic and other conditions generally; interest rates; dividend yields on securities included in the Index; our credit ratings or credit spreads; and time remaining to maturity. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable call premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity or automatic call.

Risks Relating To The Index

Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

Some of the equity securities composing the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

FWP-10

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. HSBC Securities (USA) Inc., which is our affiliate, will be the calculation agent for the securities. As calculation agent, HSBC Securities (USA) Inc. will determine any values of the Index and make any other determinations necessary to calculate any payments on the securities. In making these determinations, HSBC Securities (USA) Inc. may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events,”—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that HSBC Securities (USA) Inc. is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and HSBC Securities (USA) Inc.’s determinations as calculation agent may adversely affect your return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

•	An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

For a discussion of the U.S. federal income and estate tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-11

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premiums:

8.40% for the 1st call date;

10.50% for the 2nd call date;

12.60% for the 3rd call date;

14.70% for the 4th call date;

16.80% for the 5th call date;

18.90% for the 6th call date;

21.00% for the 7th call date;

23.10% for the 8th call date;

25.20% for the 9th call date;

27.30% for the 10th call date;

29.40% for the 11th call date;

31.50% for the 12th call date;

33.60% for the 13th call date (assuming that a call premium is equal to the lowest possible call premium that will be determined on the pricing date)

Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	75.00 (75% of the hypothetical starting level)

Hypothetical Payout Profile

FWP-12

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Hypothetical Returns

If the securities are automatically called:

Hypothetical Call Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Settlement Date	Hypothetical Pre-Tax Total Rate of Return
1st call date	$1,084.00	8.40%
2nd call date	$1,105.00	10.50%
3rd call date	$1,126.00	12.60%
4th call date	$1,147.00	14.70%
5th call date	$1,168.00	16.80%
6th call date	$1,189.00	18.90%
7th call date	$1,210.00	21.00%
8th call date	$1,231.00	23.10%
9th call date	$1,252.00	25.20%
10th call date	$1,273.00	27.30%
11th call date	$1,294.00	29.40%
12th call date	$1,315.00	31.50%
13th call date	$1,336.00	33.60%

If the securities are not automatically called:

Hypothetical performance factor	Hypothetical maturity payment amount Per Security	Hypothetical Pre-Tax Total Rate of Return(1)
99.99%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
75.00%	$1,000.00	0.00%
74.00%	$740.00	-26.00%
60.00%	$600.00	-40.00%
50.00%	$500.00	-50.00%
25.00%	$250.00	-75.00%
0.00%	$0.00	-100.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the payment per security upon automatic call or at maturity to the face amount of $1,000.

FWP-13

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The closing level of the Index on the first call date is greater than the starting level, and the securities are automatically called on the first call date:

NDX
Hypothetical starting level:	100.00
Hypothetical closing level on first call date:	130.00

Because the hypothetical closing level of the Index on the first call date is greater than the hypothetical starting level, the securities are automatically called on the first call date and you will receive on the related call settlement date the face amount of your securities plus a call premium of 8.40% of the face amount. Even though the Index appreciated by 25% from the starting level to the closing level on the first call date in this example, your return is limited to the call premium of 8.40% that is applicable to such call date.

On the call settlement date, you would receive $1,084.00 per security.

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The closing level of the Index on the final calculation day is greater than the starting level, and the securities are automatically called on the final calculation day:

NDX
Hypothetical starting level:	100.00
Hypothetical closing levels on call dates prior to the final calculation day:	Various (all below starting level)
Hypothetical closing level on final calculation day (i.e., the ending level):	105.00

Because the hypothetical closing level of the Index on each call date prior to the last call date (which is the final calculation day) is less than the hypothetical starting level, the securities are not called prior to the final calculation day. Because the hypothetical closing level of the Index on the final calculation day is greater than the hypothetical starting level, the securities are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the face amount of your securities plus a call premium of 33.60% of the face amount.

On the call settlement date (which is the stated maturity date), you would receive $1,336.00 per security.

Example 3. The securities are not automatically called. The ending level is less than the starting level but greater than the threshold level and the maturity payment amount is equal to the face amount:

NDX
Hypothetical starting level:	100.00
Hypothetical closing levels on call dates prior to the final calculation day:	Various (all below starting level)
Hypothetical ending level:	80.00
Hypothetical threshold level:	75.00
Performance factor (ending level divided by starting level):	80.00%

Because the hypothetical closing level of the Index on each call date (including the final calculation day) is less than the hypothetical starting level, the securities are not automatically called. Because the hypothetical ending level is less than the hypothetical starting level, but not by more than 25%, you would receive the face amount of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

FWP-14

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Example 4. The securities are not automatically called. The ending level is less than the threshold level and the maturity payment amount is less than the face amount:

NDX
Hypothetical starting level:	100.00
Hypothetical closing levels on call dates prior to the final calculation day:	Various (all below starting level)
Hypothetical ending level:	50.00
Hypothetical threshold level:	75.00
Performance factor (ending level divided by starting level):	50.00%

Because the hypothetical closing level of the Index on each call date (including the final calculation day) is less than the hypothetical starting level, the securities are not automatically called. Because the hypothetical ending level is less than the hypothetical starting level by more than 25%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

= $1,000 × performance factor

= $1,000 × 50.00%

= $500.00

On the stated maturity date, you would receive $500.00 per security.

FWP-15

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

The Index

The Nasdaq-100 Index®

The Nasdaq-100 Index® ("NDX") is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock's influence on the level of the NDX is directly proportional to the value of its share weight.

For more information about the NDX, see “The Nasdaq-100 Index®” beginning on page S-30 of the accompanying underlying supplement.

Historical Data

We obtained the closing levels of the NDX in the graph below from Bloomberg Finance L.P. without independent verification. The historical performance of the NDX should not be taken as an indication of future performance, and no assurances can be given as to the closing level of the NDX on any call date (including the final calculation day). We cannot give you assurance that the performance of the NDX will result in the return of any of your investment.

The following graph sets forth daily closing levels of the NDX for the period from January 1, 2019 to September 11, 2024. The closing level of the NDX on July 1, 2024 was 19,237.30.

Historical Performance of the Nasdaq-100 Index®

Source: Bloomberg

FWP-16

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

U.S. Federal Income Tax Considerations

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income and estate tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Index. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the security for more than one year at such time for U.S. federal income tax purposes. If the securities are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the terms of the securities and market conditions as of the date of this preliminary pricing supplement, the Issuer expects that the securities will not be treated as “delta-one” instruments and, therefore, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. A determination that the securities are not subject to Section 871(m) is not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. It is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

FWP-17